UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2008

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

227 Washington Street #300 Conshohocken, Pennsylvania		19428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2008,  the Board of Directors (the “Board”) of CardioNet, Inc. (the “Company”) appointed Randy H. Thurman to serve as a director of the Company in Class II of the Board, filling the current vacancy on the Board.  Also on July 7, 2008, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Thurman pursuant to which Mr. Thurman will serve as Executive Chairman of the Board, replacing James M. Sweeney in that role, effective July 7, 2008. Mr. Sweeney will remain a director of the Company following the termination of his employment, and expects to transition from the Board in 2008. A copy of the press release announcing the events described above is attached herewith as Exhibit 99.1.

Mr. Thurman, age 58, served from 2001 through 2007 as Chairman, CEO and President of VIASYS Healthcare Inc., a global medical technology company that was acquired in June 2007 for $1.5 billion by Cardinal Health.  Prior to his tenure at VIASYS, Mr. Thurman was Chairman of the Board of Directors and CEO of Corning Life Sciences, a diversified medical technology company with a focus in contract pharmaceutical research, contract biologic manufacturing and clinical diagnostic testing.  Earlier in his career, Mr. Thurman was President and CEO of Rhone-Poulenc Rorer Pharmaceuticals Inc., a global research-based pharmaceutical company.

Under the Letter Agreement, Mr. Thurman will be paid a fee for his services as a director in the amount of $250,000 per year, payable monthly, and reimbursed for reasonable out-of-pocket expenses incurred by him in connection with his service as a director.

In connection with the Letter Agreement, on July 7, 2008, the Board granted to Mr. Thurman an option (the “Option”) to purchase 185,000 shares of the Company’s common stock under the Company’s 2008 Equity Incentive Plan (the “Option Plan”) at an exercise price per share equal to $28.16. The Option will vest and become exercisable over a four-year period, with 25% of the shares subject to the Option vesting on the first anniversary of his service to the Company and the balance vesting in equal monthly increments thereafter, subject in each case to Mr. Thurman’s continued service to the Company.  Under the terms of the Option Plan, in the event of a Change in Control of the Company (as defined in the Option Plan), the Option will vest and become immediately exercisable as to all of the otherwise unvested shares underlying the Option.

In addition to the Option, Mr. Thurman will be eligible for and will receive the automatic stock option awards provided to all of the Company’s non-employee directors under the Company’s 2008 Non-Employee Directors’ Stock Option Plan (the “Director Plan”).  Specifically, on July 7, 2008, Mr. Thurman received an automatic grant of an option to purchase 15,000 shares of the Company’s common stock at an exercise price per share equal to $28.16 as an Initial Grant (as defined in the Director Plan), and Mr. Thurman will automatically be granted an annual option to purchase up to 5,000 shares of the Company’s common stock on the date of each annual stockholders meeting of the Company so long as he remains a non-employee director, as set forth in the Director Plan.  Mr. Thurman’s Initial Grant will vest and become exercisable over a three-year period, with 33 1/3% percent of the shares subject to such option vesting on the first anniversary of Mr. Thurman’s service to the Company and the balance vesting in equal monthly increments thereafter, subject in each case to Mr. Thurman’s continued service to the Company.  Under the terms of the Director Plan, in the event of a Change in Control of the Company (as defined in the Director Plan), such options will vest and become immediately exercisable as to all of the otherwise unvested shares underlying such options.

On July 11, 2008, the Company also entered into its standard form of written indemnification agreement with Mr. Thurman.  There is no family relationship between Mr. Thurman and any other director or executive officer of the Company. The Registrant is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K in connection with the disclosures above.

The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement filed herewith as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Document Description
99.1	Press Release, dated July 9, 2008.
99.2	Letter Agreement between the Company and Randy H. Thurman, dated July 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CARDIONET, INC.

Dated: July 11, 2008	By:	/s/ Martin P. Galvan
	Name:	Martin P. Galvan
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release, dated July 9, 2008.
99.2	Letter Agreement between the Company and Randy H. Thurman, dated July 7, 2008.